Exhibit 10.10

                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of the 2nd day of December, 1996, by and between Tridex Corporation, a Connecticut corporation with a mailing address of 61 Wilton Road, Westport, Connecticut 06880 (the "Company"), and Seth M. Lukash, an individual with a residence address of 404 Harvest Commons, Westport, Connecticut 06880 ("Executive").

INTRODUCTION

1. The Company is in the business of designing, developing, manufacturing and marketing Point of Sale printers and related products (the "Business"). Executive possesses special and unique knowledge, experience and skill respecting the management, operating, financial affairs and business of Tridex that the Board of Directors of Tridex believes are important for the future growth and success of Tridex.

2. The Company desires to employ Executive and Executive desires to accept such employment on the terms and conditions set forth herein.

AGREEMENT

In consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1. Employment Period. The term of this Agreement (the "Employment Period") shall commence on the date hereof and, subject to termination by the Executive or the Company as hereinafter provided, shall continue for a period of two (2) years beginning on the first day of each month after the date hereof.

2. Employment Duties. Subject to the terms and conditions set forth herein, the Company hereby employs Executive to act as Chairman and Chief Executive Officer of the Company during the Employment Period, and Executive hereby accepts such employment. Executive shall have supervision and control over and responsibility for the management and day-to-day operations of the Company subject to the direction and control of the Board of Directors. Executive's duties may not be altered in any material fashion without the approval of Executive.

     Executive agrees to perform his duties for the Company diligently, competently, and in a good faith manner.

3.   Salary and Bonus.

     (a) Base Salary. The Company agrees to pay Executive $270,000 per year, payable monthly in advance. Executive's base salary shall not be decreased. In addition, no later than December 31 of each year during the Employment Period, commencing December 31, 1996, the Board of Directors of the Company (or any appropriate committee thereof) shall review and may increase, but not decrease, the Executive's annual base salary in its discretion, based upon the Company's performance and the Executive's particular contributions.

     (b) Bonus. Executive shall have an opportunity to earn an annual cash bonus commensurate with his position as Chairman and Chief Executive Officer under the Company's Executive Incentive Compensation Plan at a target bonus level of at least 50% of the Executive's base salary, subject to the discretion of the Company's Board of Directors (or any appropriate committee thereof).

4.   Other Benefits.

     (a) Insurance and Other Benefits. The Executive shall be entitled to participate in, and shall receive the maximum benefits available under, the Company's insurance programs (including health, disability and life insurance) and any ERISA benefit plans, as the same may be adopted and/or amended from time to time, and shall receive all other fringe benefits that are provided by the Company to other senior executives. The Company shall contribute to the Executive's account the maximum amount permitted under the Company's 401(k) Plan and any other Company pension or retirement plan during the Employment Period.
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     (b) Vacation. Executive shall be entitled to an annual vacation of such duration as may be determined by the Board of Directors, but not less than that generally established for other executives of Company and in no event less than five (5) weeks, without interruption of salary.

     (c) Automobile Allowance. The Company shall provide the Executive with the automobile allowance provided for the office of Chairman and Chief Executive Officer under the Company's automobile allowance policy.

     (d) Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties or responsibilities under this Agreement, provided that Executive submits to the Company substantiation of such expenses sufficient to satisfy the record keeping guidelines promulgated from time to time by the Internal Revenue Service.

     (e) Service Fees. The Company shall reimburse the Executive, in an aggregate amount not to exceed $2,500 per year, for professional and other fees incurred by Executive in connection with (i) an annual medical examination of Executive and (ii) the annual planning for and preparation of Executive's personal income tax returns. The Company shall also reimburse the Executive, in an aggregate amount not to exceed $5,000 every twenty-four (24) months during the Employment Period, for estate planning services performed during the Employment Period. Additionally, the Company shall reimburse the Executive, in an amount not to exceed $7,500, for fees and expenses of counsel for the Executive incurred in connection with the negotiation and execution of this Agreement.

     (f) Consulting Agreement. If any amounts due or paid to Executive would constitute an Excess Parachute Payment under Section 280G of the Internal Revenue Code of 1986, such excess, including any excise tax thereon, shall be paid to Executive for consulting services rendered by Executive after termination of this Agreement.

5. Termination by the Company With Cause. The Company may terminate this Agreement if any of the following events shall occur:

     (a) the death or disability of the Executive (For purposes of this Agreement, "disability" shall mean the Executive's incapacity due to physical or mental illness which has caused the Executive to be absent from the full-time performance of his duties with the Company for a period of six (6) consecutive months.);

     (b) any action or inaction by the Executive that constitutes larceny, fraud, gross negligence, a willful or negligent misrepresentation to the directors or officers of the Company, its successors or assigns, a crime involving moral turpitude; or

     (c) the refusal of the Executive to follow the reasonable and lawful written instructions of the Board of Directors of the Company with respect to the services to be rendered and the manner of rendering such services by Executive, provided such refusal is material and repetitive and is not justified or excused either by the terms of this Agreement or by actions taken by the Company in violation of this Agreement, and with respect to the first two refusals Executive has been given reasonable written notice and explanation thereof and reasonable opportunity to cure and no cure has been effected within a reasonable time after such notice.

     The Company may terminate this Agreement pursuant to this Section 5 upon written notice to the Executive, except for termination due to the death of the Executive, which shall require no notice.

6.   Termination and Severance.

     6.1 Notice/Events/Defined Terms.

          (a) Termination by the Executive. Executive may terminate this Agreement at any time by providing written notice to the Company.

          (b) Termination by the Company Without Cause. The Company may terminate this Agreement at any time, without Cause by providing written notice to Executive. As used in this Agreement, the term


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               "without Cause" shall mean termination for any reason not
               specified in Section 5 hereof, except for retirement.

          (c) Change in Control. A "Change in Control" will be deemed to have occurred if: (1) a Takeover Transaction occurs; or (2) any election of directors of the Company takes place (whether by the directors then in office or by the stockholders at a meeting or by written consent) and a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors immediately preceding such election; or (3) the Company effectuates a complete liquidation of the Company or a sale or disposition of all or substantially all of its assets. A "Change in Control" shall not be deemed to include, however, a merger or sale of stock, assets or business of the Company if the Executive immediately after such event owns, or in connection with such event immediately acquires (other than in the Executive's capacity as an equity holder of the Employer or as a beneficiary of its employee stock ownership plan or profit sharing plan), any stock of the buyer or any affiliate thereof which, at the time of Executive's initial investment in such stock, had a purchase price or fair market value greater than $25,000.

          (d) Takeover Transaction. A "Takeover Transaction" shall mean (i) a merger or consolidation of the Company with, or an acquisition of the Company or all or substantially all of its assets by, any other corporation, other than a merger, consolidation or acquisition in which the individuals who were members of the Board of Directors of the Company immediately prior to such transaction continue to constitute a majority of the Board of Directors of the surviving corporation (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors of the holding company) for a period of not less than twelve (12) months following the closing of such transaction, or (ii) when any person or entity or group of persons or entities (other than any trustee or other fiduciary holding securities under an employee benefit plan of the Company) either related or acting in concert becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company.

          (e) Terminating Event. A "Terminating Event" shall mean: (i) termination by the Company of the employment of the Executive without Cause occurring within twelve (12) months of a Change of Control; or (ii) resignation of the Executive from the employ of the Company, while the Executive is not receiving payments or benefits from the Company by reason of the Executive's disability, subsequent to any of the following events occurring within twelve (12) months of a Change of Control: (A) a significant reduction in the nature or scope of the Executive's responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to the Change in Control; (B) a decrease in the salary payable by the Company to the Executive from the salary payable to the Executive immediately prior to the Change in Control except for across-the-board salary reductions similarly affecting all management personnel of the Company; or (C) the relocation of the Company's executive offices (or, if the Executive is primarily located at the Company's manufacturing facilities, such facilities) by more than 50 miles from their current location in Westport, Connecticut (unless such new location is closer than Westport, Connecticut to the Executive's then residence) provided, however, that a Terminating Event shall not be deemed to have occurred solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company, following a Change in Control; or (D) elimination or reduction of the Executive's participation in the Company's Executive Incentive Compensation Plan.

     6.2 Executive's Right-to-Terminate. Executive may terminate Executive's employment for Good Reason at any time during the term of this Agreement. For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express written consent):

          (a) the assignment to Executive by the Company of any duties materially inconsistent with Executive's status with the Company or a substantial and material alteration in the nature or status of Executive's responsibilities from those in effect on the date hereof, or a material reduction in Executive's titles or offices as in effect on the date hereof, or any removal of Executive from, or any failure to reelect Executive to, any of such positions, except in connection with the termination of his employment for Disability or Cause or as a result of Executive's death or by Executive other than for Good Reason;


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          (b)  a reduction by the Company in Executive's Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

          (c) except if such action applies to all senior executive officers of the Company generally, any failure by the Company to continue in effect any Fringe Benefits, the taking of any action by the Company which would, directly or indirectly, materially reduce Executive's Fringe Benefits or deprive Executive of any Fringe Benefits enjoyed by Executive at the date hereof, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled at the date hereof;

          (d) a relocation of the Company's principal executive offices to a location more than 50 miles from their current location in , or the Company's requiring Executive to be based anywhere other than the Company's principal executive offices; or

          (e) any material breach, uncured after reasonable notice, by the Company of any provisions of this Agreement.

     6.3 Severance.

          (a) Without Cause. If the Company terminates this Agreement without Cause, other than as a result of a Terminating Event, or if Executive has the right to terminate this Agreement pursuant to
               Section 6.2 hereof, then commencing on the date of termination of this Agreement, the Company shall provide Executive with a severance package which shall consist of the following: (i) for a period equal to two (2) years after the date of termination (A) payment on the first business day of each month of an amount equal to one-twelfth of the Executive's then current annual base salary under Section 3(a) hereof and (B) continuation of all benefits under Section 4; and (ii) payment on the first business day of each month of an amount equal to one-twelfth of the Executive's annual target bonus amount under the Company's Executive Incentive Compensation Plan for the year of termination.

          (b) With a Terminating Event. If the Company terminates this Agreement as a result of a Terminating Event, then commencing on the date of such termination and for a period equal to three (3) years thereafter, the Company shall provide Executive with a severance package which shall consist of the following: (i) payment on the first business day of each month an amount equal to one-twelfth of the Executive's then current annual base salary under Section 3(a) hereof; (ii) payment on the first business day of each month of an amount equal to one-twelfth of the Executive's annual target bonus amount under the Company's Executive Incentive Compensation Plan; and (iii) continuation of all benefits under Section 4. In addition, if the Company terminates this Agreement as a result of a Termination Event, then the Company shall cause the immediate vesting of all options and other rights granted to the Executive under the Company's stock plans. At any time when the Company is obligated to make monthly payments under Section 6.3(b), the Company shall, ten
               (10) days after receipt of a written request from the Executive, pay the executive an amount equal to the balance of the amounts payable under Section 6.3(b)(i) and (ii) provided that the obligation of the Company to continue to provide the benefits under Section 6.3(b)(iii) or to make monthly payments under 6.3(b)(i)-(ii) shall cease upon the payment of such amount.

          (c) General Release. As a condition precedent to receiving any severance payment, the Executive shall execute a general release of any and all claims which Executive or his heirs, executors, agents or assigns might have against the Company, its subsidiaries, affiliates, successors, assigns and its past, present and future employees, officers, directors, agents and attorneys.

          (d) Withholding. Subject to Section 4(f), all payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

7. Non-Competition. During the term of this Agreement and (a) in the case of termination other than as a result of a Terminating Event and provided that the executive is receiving the severance payments provided for in Section 6.3(a), for two (2) years following the termination of this Agreement or
     (b) in the case of termination as a result of a Terminating Event and provided that the executive is receiving, or after the Executive has received, the severance payments provided for in Section 6.3(b), for three
     (3) years following the termination


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     of this Agreement, Executive will not directly or indirectly whether as a partner, consultant, agent, employee, co-venturer, greater than two percent owner or otherwise or through any other person (as hereafter defined): (a) be engaged in any business or activity which is competitive with the business of the Company in any part of the world in which the Company is at the time of the Executive's termination engaged in selling its products directly or indirectly; or (b) attempt to recruit any employee of the Company, assist in their hiring by any other person, or encourage any employee to terminate his or her employment with the Company; or (c) encourage any customer of the Company to conduct with any other person any business or activity which such customer conducts or could conduct with the Company.

     For purposes of this Section 7, the term "Person" shall mean an individual or corporation, association or partnership in estate or trust or any other entity or organization.

     The Executive recognizes and agrees that because a violation by him of this
     Section 7 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond.

     Executive expressly agrees that the character, duration and scope of this covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of both Executive and the Company that this covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Executive which are reasonable in light of the circumstances as they then exist and necessary to provide the Company the intended benefit of this covenant to compete.

8. Confidentiality Covenants. Executive understands that Company may impart to him confidential business information including, without limitation, designs, financial information, personnel information, strategic plans, product development information the like (collectively "Confidential Information"). Executive hereby acknowledges Company's exclusive ownership of such Confidential Information.

     Executive agrees as follows: (1) only to use the Confidential Information to provide services to the Company; (2) only to communicate the Confidential Information to fellow employees, agents and representatives of the Company on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information. Upon demand by the Company or upon termination of Executive's employment, Executive will deliver to the Company all manuals, photographs, recordings, and any other instrument or device by which, through which, or on which confidential Information has been recorded and/or preserved, which are in my Executive's possession, custody or control. Executive acknowledges that for purposes of this
     Section 8 the term "Company" means any person or entity now or hereafter during the term of this Agreement, which controls, is under common control with, or is controlled by, the Company

9. Governing Law/Jurisdiction This Agreement shall be governed by and interpreted and governed in accordance with the laws of the State of Connecticut. The parties agree that this Agreement was made and entered into in Connecticut and each party hereby consents to the jurisdiction of a competent court in Connecticut to hear any dispute arising out of this Agreement.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes any and all previous agreements, written ad oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

11. Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by generally recognized overnight courier service, telex or telecopy, or certified mail, return receipt requested.


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          (a)  to the Company at:
               61 Wilton Road
               Westport, Connecticut 06880
               Attn:  Chairman of the Tridex Compensation Committee

          (b)  to the Executive at:
               404 Harvest Commons
                  Westport, Connecticut 06880

     Any such notice or other communication will be considered to have been given (i) on the date of the delivery in person, (ii) on the third day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, (iii) on the first business day following delivery to a commercial overnight courier or (iv) on the date of facsimile transmission (telecopy) provided that the giver of the notice obtains telephone confirmation of receipt.

     Either party may, by notice given to the other party in accordance with this section, designate another address or person for receipt of notices hereunder.

12. Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

13. Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

14. Successors and Assigns. This Agreement shall be binding upon the Company and any successors and assigns of the Company.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        TRIDEX CORPORATION

                                        By:  /s/  Thomas R. Schwarz
                                             -----------------------------------
                                             Chairman, Tridex Compensation
                                               Committee

                                        EXECUTIVE:

                                        /s/ Seth M. Lukash
                                        ----------------------------------------
                                        Seth M. Lukash


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